Exhibit 99.1


                                                                THE LATEST NEWS

                                         For Immediate Release:  JUNE 13, 2006

                      PSB ANNOUNCES NEW PRESIDENT AND CEO

      Wausau, Wisconsin - PSB Holdings, Inc. (PSB), parent company of Peoples State Bank (Peoples) has named Mr. Peter W. Knitt as President and Chief Executive Officer of PSB and Peoples effective July 1, 2006. "Since joining Peoples to lead our Northern Wisconsin offices in January 2003, Pete has demonstrated an exceptional understanding of our markets and how best to serve our customers, as well as providing a creative perspective on operational issues," said Mr. Patrick L. Crooks, Peoples Chairman of the Board. "We look forward to Pete's community banking orientated leadership and experience in the next chapter of PSB's growth."

      Pete began his leadership roles in community banking as President of M&I Valley View Bank in 1987 after attaining his business management degree from Oral Roberts University in 1984. Pete was raised in Marion, Wisconsin. His family has long been involved with the local business community. Pete continued in CEO or senior management positions at three other M&I Bank locations during 1987 through 2003 serving the communities of Onalaska, Antigo, and Rhinelander, Wisconsin.

      Outgoing CEO, David K. Kopperud, who will continue with Peoples for business development purposes and continue on the PSB Board of Directors, stated "Pete joined Peoples in January 2003 and has had a profound impact on our success since that time. Our Northern locations have grown from $30 million to $93 million in assets during the past three years under Pete's leadership."

      Peoples is a community bank founded in 1962 holding $500 million in total assets. The bank has a network of 8 offices throughout Central and Northern Wisconsin providing financial services to families, individuals, and business owners. PSB Holdings, Inc. is publicly owned and traded under stock symbol PSBQ.OB.